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                                                                       EXHIBIT 5


                          [BALLARD SPAHR LETTERHEAD]

                                 May 23, 2001


Prentiss Properties Trust
3890 West Northwest Highway, Suite 400
Dallas, Texas 75220


          Re:  Prentiss Properties Trust:  Registration Statement on Form S-3:
               3,773,585 Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest and 3,773,585 Common Shares of Beneficial Interest
               ----------------------------------------------------------

Ladies and Gentlemen:

          We have served as Maryland counsel to Prentiss Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 3,773,585 Series D Cumulative Convertible Redeemable Preferred Shares (the "Shares") of Beneficial Interest, $.01 par value per share, of the Company (the "Series D Preferred Shares"), and 3,773,585 common shares (the "Conversion Shares") of beneficial interest, $.01 par value per share, of the Company ("Common Shares"), covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Series D Preferred Shares were issued on March 21, 2001 pursuant to the terms of the Exchange Agreement, dated March 20, 2001 (the "Agreement"), by and among the Company, Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), and Security Capital Preferred Growth Incorporated, a Maryland corporation (the "Purchaser"), and the Conversion Shares may be issued upon conversion of the Series D Preferred Shares in accordance with the terms thereof.

          In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):
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Prentiss Properties Trust
May 23, 2001
Page 2



          1. The Registration Statement and the related form of prospectus included therein (the "Prospectus") in the form in which it was transmitted to the Commission under the 1933 Act;

          2.   The Agreement;

          3. The Rights Agreement, dated February 6, 1998 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York;

          4. The Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust"), including the Articles Supplementary relating to the Series D Preferred Shares (the "Articles Supplementary"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

          5. The Bylaws of the Company (the "Bylaws"), certified as of a recent date by an officer of the Company;

          6. A certificate as of a recent date of the SDAT as to the good standing of the Company;

          7. Resolutions adopted by the Board of Trustees of the Company relating to the issuance of the Series D Preferred Shares pursuant to the Agreement, the issuance of the Conversion Shares and the issuance of the Rights (as defined herein), certified as of a recent date by an officer of the Company;

          8. A Certificate executed by Gregory S. Imhoff, Secretary of the Company, dated the date hereof; and

          9. Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

          In expressing the opinions set forth below, we have assumed the following:

          1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such
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Prentiss Properties Trust
May 23, 2001
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party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

          4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

          5. The Shares will not be transferred in violation of any restriction or limitation contained in the Declaration of Trust.

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

          1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

          2. The Series D Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable.

          3. The Conversion Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Articles Supplementary, will be (assuming that upon such issuance the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares authorized to be issued under the Declaration of Trust) duly and validly issued, fully paid and nonassessable.

          4. The rights (the "Rights") to purchase Series B Junior Participating Cumulative Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series B Shares"), attached to the Conversion Shares have been duly authorized and, when issued in accordance with the Resolutions, the Charter and the Rights Agreement, will be validly issued.

          The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements. We express no opinion as to compliance with the securities (or "blue sky") laws of the State of Maryland.

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
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Prentiss Properties Trust
May 23, 2001
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          This opinion is being furnished to you solely for submission to the
Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company in connection with its opinion, dated the date hereof, to be issued in connection with the Registration Statement) without, in each instance, our prior written consent.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption 'Legal Matters' in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                  Very truly yours,

                                  /s/ Ballard Spahr Andrews & Ingersoll, L.L.P